Exhibit 99.1

Genworth Financial Announces Election of Three New Independent Directors

Richmond, VA (March 25, 2021) – Genworth Financial, Inc. (NYSE: GNW) today announced the election of three new independent directors to its Board of Directors: Jill R. Goodman, Managing Director at Foros Advisors LLC; Howard D. Mills, III, former Superintendent of the New York Insurance Department; and Ramsey Smith, Founder and CEO of ALEX.fyi. These additions, effective immediately, bring the current Genworth Board of Directors to 12 members. All three will stand for re-election with the other Directors at Genworth’s 2021 Annual Meeting of Stockholders, scheduled for May 20, 2021.

Additionally, the company announced that its current non-executive Board Chair James S. Riepe, along with board members David M. Moffett and Thomas E. Moloney, intend to retire from service on the Board of Directors following the completion of their current terms in May 2021, and will not stand for re-election. It is expected that the Board of Directors will appoint current board member Melina E. Higgins as the non-executive Board Chair immediately following Genworth’s 2021 Annual Meeting of Stockholders upon her re-election.

Jim Riepe, non-executive Chair of the Genworth Board, said: “I am grateful to have had the opportunity to serve as Lead Director and then as Chair throughout the company’s journey as a leading global mortgage and long-term care insurance provider over the last fifteen years. I am confident the experience our new board members bring, combined with the knowledge and experience of the returning Directors, will serve our investors well as Genworth pursues its future strategies. The transition of the Chair role to Melina should be seamless, as she is eminently qualified and has been an excellent partner and leader on Genworth’s Board for the last 8 years.”

“We are delighted to have attracted such a diverse, experienced and talented group of three new Directors to the Genworth Board,” said Kent Conrad, Genworth Board Member and Chair of the

Nominating and Corporate Governance Committee. “Jill, Howard, and Ramsey bring fresh perspectives, informed by decades of relevant industry experience across mergers & acquisitions, insurance regulation, risk management, and business and product development. I’d also like to thank Jim Riepe, Tom Moloney and David Moffett for their Board service. From Tom and David’s work as chair of the Risk and Compensation Committees, respectively, to Jim and Tom’s continued dedication and willingness to serve beyond the official Director retirement age during a time of transition for the company, they each have made many contributions to the Genworth Board and the company’s progress over the years.”

Tom McInerney, Genworth President and CEO said, “I would like to thank Jim, David and Tom for their dedication and many years of service to Genworth. When Jim and the Board hired me in 2013, Jim was clear that Genworth faced three major challenges: high indebtedness at the parent level, a U.S. MI business challenged by the losses incurred during the 2008 financial crisis, and emerging industry-wide LTC insurance claim experience that signaled significant future challenges. Since that time, with the help of Jim’s leadership, Genworth has reduced its parent debt by approximately 35%, achieved significant growth and profitability in U.S. MI and strengthened its claims-paying ability by adding approximately $14.5 billion of approved LTC premium rate increases on a cumulative net present value basis to its legacy LTC business. As Genworth enters its next chapter, I am pleased that Melina Higgins, who has served on Genworth’s Board since 2013, will build on Jim’s legacy as our non-executive Chair.”

Ms. Goodman’s extensive experience in mergers and acquisitions, spanning over 20 years, as well as her legal background and service on a public company board, provides the board with significant insight in connection with strategic re-positioning initiatives. Prior to her role at Foros Advisors LLC, Ms. Goodman served as a Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild, as well as with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director.

Mr. Mills’ extensive experience in global insurance regulation, risk management, governance and public policy matters provides the board with significant insight into the insurance industry generally, as well as its regulatory environment. After serving as the Superintendent of the New York State Insurance Department from January 2006 until December 2007, Mr. Mills served as Managing Director and Global Insurance Regulatory Leader at Deloitte, LLP before retiring. Mr. Mills also served three terms in the New York State Assembly from 1999 to 2004, where he was an active member of the National Council of Insurance Legislators and rose to become Deputy Minority Leader.

Mr. Smith provides over 20 years of insurance industry and investment banking experience, including as founder and CEO of a digital insurance platform. He provides extensive knowledge of insurance products as well as business management experience. Before founding ALEX.fyi in 2016, Mr. Smith spent over two decades at Goldman Sachs, most recently as Managing Director, Equity Derivative Sales, Head of Insurance.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning & include, but are not limited to, statements regarding the outlook for future business and financial performance of Genworth Financial, Inc. (Genworth) and its consolidated subsidiaries. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including those discussed at the end of this presentation, as well as in the risk factor section of Genworth’s Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission (SEC) on February 26, 2021, Genworth undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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For further information:

Investors:

investorinfo@genworth.com

Media:

Julie Westermann, 804 937.9273

julie.westermann@genworth.com